TECKMINE INDUSTRIES, INC.

ANNOUNCES RESIGNATION OF DIRECTOR AND APPOINTS
NEW DIRECTOR TO THE BOARD

Vancouver, BC, March 22, 2011 – Teckmine Industries, Inc. (the “Company”) (OTCBB: TCKM) announces that, effective March 21, 2011, it appointed Patrick Smyth as a director of the Company. Mr. Smyth was appointed to fill the vacancy following Howard Dahl’s resignation as a director of the Company. Mr. Smyth has also been appointed as a member of the Company’s audit committee.

Patrick Smyth is the Managing Director at iSmartCheck, an electronic transaction processor and provider of online payment solutions. He also serves on the board of directors at Square One Solar Systems Corporation. Mr. Smyth is also the Founder and Managing Director of Ocean Eclipse Venture Capital Inc., where he manages a team that provides venture capital, early stage financing, corporate and public media relations, investment research, analysis, taking private companies public, 504 PPM’s and other specialized services to emerging technology and breakout corporations. Mr. Smyth was born and raised in Vancouver, British Columbia, Canada, graduating from St. George’s Boys School and then attended the University of British Columbia graduating with a Bachelor of Arts Degree.

FURTHER INFORMATION:
Raymond Irvine
President, Secretary, Treasurer and Director
Teckmine Services, Inc.
(604) 677-5066